Exhibit 10.3

Amendment to

Time-Based Restricted Stock and Restricted Stock Units

September 13, 2012

Effective September 13, 2012, all award agreements setting out the terms and conditions of time-based restricted stock grants and restricted stock unit grants are hereby amended by adding a new subparagraph d. at the end of Paragraph 3 to read in its entirely as follows:

d. Notwithstanding the provisions of Paragraph 3a, if the Committee determines, within its sole discretion, that a Participant’s employment with the Company has been or is being terminated involuntarily without cause, as defined in sub-paragraph c above, in connection with the sale of a business unit or another event that the Committee determines will have or has had a similar effect as a sale of a business unit would have had on that Participant, the Restricted Shares [or Restricted Share Units, as applicable] that have not previously been forfeited will vest as of the date of such termination.